Exhibit 99.1

FOR OFFICIAL RELEASE 5049 Edwards Ranch Rd, 4th Floor Fort Worth, TX 76109

SEGG Media Requests Nasdaq Hearing and Stay Following Staff Determination

FORT WORTH, Texas, October 20, 2026 – Sports Entertainment Gaming Global Corporation (“SEGG Media” or the “Company”) (Nasdaq: SEGG, LTRYW) today announced that on October 14, 2026, it received a Staff Determination letter (the “Letter”) from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”). The Letter states that the Company has not regained compliance with Nasdaq Listing Rule 5250(c)(1), which requires timely filing of all required periodic financial reports with the Securities and Exchange Commission (the “SEC”). The Company has timely requested a hearing before the Nasdaq Hearings Panel (the “Hearings Panel”) and paid the applicable $20,000 hearing fee to review the Staff’s determination.

Staff previously notified the Company on April 17, May 21 and August 20, 2026 that it was not in compliance with the rule. Those notices covered three reports:

●	its Annual Report on Form 10-K for the year ended December 31, 2025
●	its Quarterly Report on Form 10-Q for the period ended March 31, 2026
●	its Quarterly Report on Form 10-Q for the period ended June 30, 2026

Staff granted the Company 180 calendar days from the due date of the Form 10-K. The Company has since filed the Form 10-K and the Form 10-Q for the period ended March 31, 2026. Accordingly, Nasdaq has provided written confirmation that the Company is no longer non-compliant with regard to these two filings. The current determination is based on the Company not having filed its Form 10-Q for the period ended June 30, 2026 within the 180-day exception period.

The Letter stated that, absent an appeal, trading of the Company’s common stock and warrants would be suspended on October 23, 2026, and Nasdaq would file a Form 25-NSE with the SEC to remove the Company’s securities from listing. The Company’s hearing request stays any suspension for 15 days from the date of the request, unless the Company specifically requests, and the Hearings Panel grants, a further stay. As such, the Company has also requested an extended stay pending the hearing. Hearings are typically scheduled 30 to 45 days after a request.

The Company is currently awaiting confirmation of the hearing date and intends to file its Form 10-Q for the period ended June 30, 2026 as soon as practicable to cure the one remaining deficiency. There can be no assurance that the Hearings Panel will grant an extended stay pending the hearing or grant an exception to the continued listing standard for up to 360 days from the initial delinquency.

The Company has been through this hearing process with Nasdaq before. In 2023, while operating as Lottery.com, Inc., the Company appeared before a Hearings Panel. The Hearings Panel granted additional time to file the delinquent periodic reports and to meet Nasdaq’s minimum bid price requirement. On September 8, 2023, Nasdaq notified the Company that it had regained compliance with both requirements, and the Company’s listing was maintained on Nasdaq.

FOR OFFICIAL RELEASE 5049 Edwards Ranch Rd, 4th Floor Fort Worth, TX 76109

About SEGG Media Corporation

SEGG Media (Nasdaq: SEGG, LTRYW) is a global sports, entertainment, and gaming group operating a portfolio of digital assets including Sports.com, Concerts.com, TicketStub.com, Lottery.com, and Veloce Media Group. Focused on immersive fan engagement, ethical gaming, and technology-driven fan experiences, SEGG Media is redefining how global audiences interact with the content they love.

For additional information

SEGG Media press@seggmedia.com 737-587-3391	SEGG Investors ir@seggmedia.com 737-787-3891

Important Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These include statements about the Company’s hearing request and request for an extended stay, the timing of the filing of its Form 10-Q for the period ended June 30, 2026, and the continued listing of its securities. These statements are based on management’s current expectations and assumptions. They are subject to risks and uncertainties that could cause actual results to differ materially, including, among others:

●	the Company’s ability to complete and file its outstanding Form 10-Q within the timeframe it anticipates or at all;
●	whether the Hearings Panel grants an extended stay of suspension or the Company’s request for continued listing;
●	the risk that the Company’s securities are suspended from trading or delisted from Nasdaq;
●	the effect of any suspension or delisting on the liquidity and market price of the Company’s securities;
●	the other risks described under “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on July 10, 2026, and in its other SEC filings.

The outcome of prior Nasdaq proceedings is not indicative of the outcome of the current proceeding. These forward-looking statements speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.